SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the registrant

Filed by a party other than the registrant

Check the appropriate box:

Preliminary proxy statement	Confidential, for use of the

Commission only (as permitted by

Rule 14a-6(e)(2).

Definitive proxy statement.

Definitive additional materials.

Soliciting material pursuant to Rule 14a-12.

Norstan, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

NORSTAN, INC.
5101 Shady Oak Road
Minnetonka, Minnesota 55343

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD SEPTEMBER 15, 2004

TO THE SHAREHOLDERS OF NORSTAN, INC.:

      NOTICE IS HEREBY GIVEN that the annual meeting of the shareholders of Norstan, Inc. will be held, pursuant to due call by the Company’s Board of Directors, on Wednesday, September 15, 2004, at 2:00 p.m. local, at the Minneapolis Marriott Southwest, 5801 Opus Parkway, Minnetonka, Minnesota 55343, or at any adjournment(s) thereof, for the purpose of considering and taking corporate action with respect to the following:

1.	To elect seven directors to serve one-year terms ending in 2005.

2.	To increase the number of shares of capital stock authorized for issuance under the Company’s 2000 Employee Stock Purchase Plan from 1,800,000 to an aggregate of 2,300,000.

3.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2005.

4.	To transact any other business as may properly come before the meeting and any adjournments thereof.

      Only shareholders of record at the close of business on July 29, 2004 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof.

      Your Board of Directors unanimously recommends that you vote to adopt the above proposals, which are described in detail in the accompanying proxy statement.

      Each of you is invited and urged to attend the annual meeting in person if possible. Whether or not you are able to attend in person, you are requested to vote electronically or by telephone, or date, sign and return promptly the enclosed proxy in the envelope provided at your earliest convenience.

By Order of the Board of Directors

Neil I. Sell, Secretary

August 11, 2004

PROXY STATEMENT
VOTING AND REVOCATION OF PROXY
ELECTION OF DIRECTORS
INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS
COMPENSATION OF DIRECTORS AND OFFICERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
FINANCIAL AND OTHER INFORMATION
SHAREHOLDER PROPOSALS

NORSTAN, INC.

PROXY STATEMENT

Annual Meeting of Shareholders

to be held Wednesday, September 15, 2004

at Minneapolis Marriott Southwest

5801 Opus Parkway, Minnetonka, Minnesota 55343

SOLICITATION OF PROXIES

      The enclosed proxy is solicited by and on behalf of the Board of Directors of Norstan, Inc. (sometimes referred to herein as “Norstan” or the “Company”) for use at the annual meeting of shareholders of the Company on Wednesday, September 15, 2004 and any adjournment thereof. The approximate date on which this proxy statement and form of proxy will first be sent or given to shareholders is August 11, 2004.

      The expense of the solicitation of proxies for this annual meeting, including the cost of mailing, has been borne by Norstan. Arrangements will be made with brokerage houses and other custodian nominees and fiduciaries to send proxies and proxy materials to their principals and Norstan will reimburse them for their expense in so doing. In addition to solicitation by mail, proxies may be solicited by telephone, telegraph or personally.

VOTING AND REVOCATION OF PROXY

Who Can Vote

      Only shareholders of record at the close of business on July 29, 2004 are entitled to notice of and to vote at the annual meeting. On July 29, 2004, Norstan had 13,466,346 shares of common stock outstanding. Each share of common stock entitles the holder thereof to one vote at all matters presented at the annual meeting. A quorum, consisting of a majority of the outstanding shares of the common stock entitled to vote at the annual meeting, must be present in person or represented by proxy before action may be taken at the annual meeting.

Voting by Proxy

      All shares represented by proxies which have been properly executed and returned will be voted at the annual meeting. Where a specification is made by the shareholder as provided in the form of proxy, the shares will be voted in accordance with such specification. If no specification is made, the shares will be voted: (i) FOR the election of each of the seven nominees for directors named in this proxy statement; (ii) FOR the proposed amendment to the Norstan, Inc. 2000 Employee Stock Purchase Plan to increase the number of shares issuable thereunder from 1,800,000 to an aggregate of 2,300,000; and (iii) FOR the ratification of Deloitte & Touche LLP as Norstan’s independent registered public accounting firm for fiscal year 2005.

      Any proxy given pursuant to this solicitation may be revoked by the person giving the proxy at any time before it is voted. Proxies may be revoked by (a) giving written notice of such revocation to Neil I. Sell, Norstan’s Secretary, at 5101 Shady Oak Road, Minnetonka, Minnesota 55343, (b) giving another written proxy bearing a later date, or (c) attending the annual meeting and voting in person. Attendance alone, without casting a vote in person, will not constitute a revocation of a proxy.

      Votes cast by proxy or in person at the annual meeting will be tabulated by the inspectors of election appointed for the meeting and will determine if a quorum is present. If an executed proxy card is returned and the shareholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matter.

Voting Electronically or by Telephone

      The Board of Directors encourages registered shareholders to vote electronically through the Internet or by telephone by following the instructions included with their proxy card. Shareholders whose shares are registered in the name of a bank or brokerage firm may be eligible to vote electronically through the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible shareholders the opportunity to vote via the Internet or by telephone. Voting forms will provide instructions for shareholders whose bank or brokerage firm is participating in ADP’s program. Shareholders not wishing to vote electronically through the Internet or whose form does not reference Internet or telephone voting information should complete and return the enclosed paper proxy card. If you vote by telephone or electronically using the Internet, please do not mail your proxy.

Board Recommendations and Discretionary Voting

      The Board of Directors unanimously recommends that you vote “FOR” the election of all nominees for the Board of Directors named in this proxy statement, “FOR” the increase in the number of shares of capital stock authorized for issuance under the Company’s 2000 Employee Stock Purchase Plan, and “FOR” ratification of Deloitte & Touche LLP’s appointment as the Company’s independent registered public accounting firm for fiscal year 2005.

      While the Board of Directors knows of no other matters to be presented at the annual meeting, all proxies returned to the Company will be voted on any such matter in accordance with the judgment of the proxy holders.

ELECTION OF DIRECTORS
(Proposal One)

      The property, affairs and business of Norstan are managed under the direction of the Company’s Board of Directors. The bylaws of the Company provide that the number of directors shall be not less than three nor more than 15, with the number to be determined by the Board of Directors. The Board of Directors has fixed the number of directors at seven for the ensuing year, and seven directors will be elected at the annual meeting for a term of one year ending on the date of the Company’s next annual meeting of shareholders. Each of the nominees named below is now a director of Norstan and has served continuously as a director of the Company since the year indicated. All nominees have indicated a willingness to serve, if elected.

			Director
Name of Director Nominee	Position with the Company	Age	Since

Paul Baszucki	Chairman of the Board	64	1975

Scott G. Christian	President, Chief Executive Officer and Director	49	2004

John R. Eickhoff	Director	64	2001

James E. Ousley	Director	58	2003

Frank P. Russomanno	Director	57	2003

Jagdish N. Sheth	Director	65	1995

Mercedes Walton	Director	50	2000

Voting Procedures

      At the annual meeting, directors are elected by a plurality of the votes cast for the election of directors at the annual meeting. A shareholder who abstains with respect to any one or more of the nominees is considered to be present and entitled to vote on such nominee(s), and is in effect casting a negative vote, but a shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote on one or more nominees, shall not be considered present and entitled to vote on such nominee(s). If a proxy is signed and returned without indicating any voting instructions, the shares represented by such proxy will be voted FOR all of the above-indicated nominees. In the event any one or more of such nominees should for any reason be unable to serve as a director, it is intended that the enclosed proxy will be voted for such person or persons as may be selected in accordance with the best judgment of the proxy holders named therein. The Board of Directors knows of no reason to anticipate that any of the nominees named herein will be unable or unwilling to serve.

      The Board of Directors unanimously recommends a vote “FOR” all of the foregoing nominees.

INFORMATION CONCERNING DIRECTORS

AND EXECUTIVE OFFICERS

Directors

      Certain information concerning the directors of the Company is set forth below.

      PAUL BASZUCKI was named Chairman of the Board of Norstan since 1997 and additionally held the position of Norstan’s Chief Executive Officer from December 1999 to October 2000. Mr. Baszucki has served in a variety of positions in the Company since its founding in 1973, and has served as a director since 1976. Mr. Baszucki currently serves on the Board of Directors of WSI, Inc., G & K Services, Inc., and Dealix Corporation.

      SCOTT G. CHRISTIAN became President, Chief Executive Officer and a member of the Company’s Board of Directors in February 2004. Mr. Christian previously served as the Company’s Chief Financial Officer from 2001 to February 2004. Prior to joining Norstan, Mr. Christian was Senior Vice President of Finance, Electronic Services Division, at Ceridian Corporation from 1999 to 2000, and served in various positions with ADP from 1981 to 1999, including Chief Financial Officer of ADP’s Electronic Services Division. Mr. Christian serves as a member of the Board of Directors and Chair of the audit committee of CRYO-CELL International, Inc.

      JOHN R. EICKHOFF was appointed to Norstan’s Board of Directors in October 2001. Mr. Eickhoff is presently Executive Vice President and Chief Financial Officer of Ceridian Corporation (formerly Control Data Corporation) where he has been employed in various capacities since 1963. Mr. Eickhoff has served as Ceridian’s Chief Financial Officer since 1993 and was promoted to the position of Executive Vice President in 1995.

      CONSTANCE M. LEVI has served as a director since 1993. She was President of the Greater Minneapolis Chamber of Commerce from August 1988 until her retirement in 1994. Ms. Levi is a Trustee of the Thrivent Financial Family of Funds. Ms. Levi was formerly the Chair of Hamline University Board, Chair of the Ethics Division of the Amdahl Commission and Majority Leader of the Minnesota House of Representatives. Ms. Levi has served as a director or member of numerous governmental, public service and nonprofit boards and organizations. Ms. Levi has not been nominated to serve as director of the Company for fiscal year 2005. Accordingly, Ms. Levi’s term as a Norstan director will end upon the conclusion of the annual meeting.

      JAMES E. OUSLEY joined Norstan’s Board of Directors in April 2003. From August 2001 until February 2004, Mr. Ousley was employed as the President and Chief Executive Officer of Vytek Corporation, a provider of business strategy and technology assessments, integrated hardware and software development. From September 1999 to August 2001, Mr. Ousley served as President, Chief Executive Officer and Chairman of the Board of Directors of Syntegra (USA), Inc., a provider of e-Business solutions and a division of British Telecommunications. From September 1991 to September 1999, Mr. Ousley served as President and Chief Executive Officer of Control Data Systems, which was acquired by British Telecommunications in September 1999. Mr. Ousley serves on the Boards of Directors of ActivCard, Inc., Bell Microproducts, Inc., Datalink, Inc., and Savvis Communications, Inc.

      FRANK P. RUSSOMANNO became a member of the Board of Directors in March 2003. Mr. Russomanno is the Chief Operating Officer of Imation Corp., which develops, manufactures and markets removable magnetic and optical data storage products for information and personal storage applications. Mr. Russomanno has held numerous senior level positions at Imation, including President of the Data Storage & Information Management business and General Manager of the Advanced Imaging Project. Prior to joining Imation, Mr. Russomanno was a 23-year employee with 3M in various sales and marketing positions, including European Business Director while living in France.

      JAGDISH N. SHETH has served as a director since 1995. He has been the Charles H. Kellstadt Professor of Marketing in the Goizueta Business School, Emory University since 1991. Prior to

Dr. Sheth’s present position, he was the Robert E. Brooker Professor of Marketing at the University of Southern California (7 years), the Walter H. Stellner Distinguished Professor of Marketing at the University of Illinois (15 years), and on the faculty of Columbia University (5 years), as well as the Massachusetts Institute of Technology (2 years). Dr. Sheth also serves on the Boards of Directors of Wipro Limited, Pac-West Telecom, Inc. and CRYO-CELL International, Inc.

      MERCEDES WALTON was elected to Norstan’s Board of Directors in May 2000. Since March 2000, Ms. Walton has been Chief Executive Officer of Ralston Hill Consulting LLC. Ms. Walton has served as Chairman of the Board of Directors of CRYO-CELL International, Inc. since June 2002. In April 2003, Ms. Walton was named interim Chief Executive Officer of CRYO-CELL International, Inc., a business offering cord blood stem-cell preservation services. During the period from January 2001 to September 2001, Ms. Walton was employed as the President and Chief Operating Officer of Applied Digital Solutions, Inc., a provider of e-business solutions. Ms. Walton was employed by AT&T from 1976 to March 2000. Ms. Walton served as AT&T’s Vice President — Corporate Strategy and Business Development from January 1999 to March 2000, and as its Business Development Vice President — Corporate Strategy from March 1996 to December 1998.

      The Company knows of no arrangements or understandings between a director or nominee and any other person pursuant to which any person has been selected as a director or nominee. There is no family relationship between any of the directors or executive officers of the Company.

Board of Directors and Committees

      The Company’s Board of Directors is currently comprised of eight individuals, each of whom is identified above under the caption “Directors”. The Company currently has six “independent directors” as such term is defined in Section 4200(a)(15) of National Association of Securities Dealers’ listing standards. During the fiscal year ended April 30, 2004, Norstan’s Board of Directors met nine times, and took formal action in writing once. Each member of the Board of Directors attended at least 75 percent of the aggregate number of meetings of the Board of Directors and the committees of the board on which he or she served. The Company expects its directors to attend the annual meetings of Norstan shareholders, if possible. The Board of Directors has an audit committee, a compensation committee and a corporate governance committee.

      The audit committee of Norstan’s Board of Directors consists of three non-employee directors: John R. Eickhoff, James E. Ousely and Mercedes Walton. The Board of Directors has determined that each of the audit committee members is able to read and understand fundamental financial statements. Moreover, the Board of Directors has determined that at least one member of the audit committee, Mr. Eickhoff, qualifies as an “audit committee financial expert” as that term is defined in Item 401(h)(2) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended. Mr. Eickhoff’s relevant experience includes his current service as the Chief Financial Officer of Ceridian Corporation, in which capacity he has served for over ten years. The Board of Directors has determined that all of the members of the audit committee qualify as “independent directors,” as such term is defined in Section 4200(a)(15) of National Association of Securities Dealers’ listing standards. The audit committee met six times during the year ended April 30, 2004. The Report of the Audit Committee is set forth below, beginning on page 6. The Board of Directors has adopted a written charter for the audit committee, a copy of which is available at the Company’s website at www.norstan.com.

      The compensation committee of the Board of Directors consists of three non-employee directors: Constance M. Levi, Jagdish N. Sheth and Frank P. Russomanno. The compensation committee, which met three times during the fiscal year ended April 30, 2004 (and took formal action in writing three times), grants stock options and other incentive-compensation awards, reviews salary levels, bonuses and other matters and makes recommendations to the Board of Directors in connection therewith. The report of the compensation committee appears in the “Compensation of Directors and Officers” section of this proxy statement, beginning on page 11. The Board of Directors has adopted a written charter for the compensation committee, a copy of which is available at the Company’s website at www.norstan.com.

      The corporate governance committee of the Board of Directors consists of three non-employee directors, all of whom qualify as independent directors under applicable rules: Mercedes Walton, John R. Eickhoff and James E. Ousley. The corporate governance committee met four times during the fiscal year ended April 30, 2004. The report of the governance committee appears below, beginning on page 7. The Board of Directors has adopted a written charter for the corporate governance committee, a copy of which is available at the Company’s website at www.norstan.com.

Compensation of Directors

      Non-employee directors receive an annual retainer fee of $20,000 payable in cash, in quarterly installments. Committee chairs receive an additional annual retainer fee of $4,000. Non-employee directors receive $1,500 for each regularly scheduled Board of Directors’ meeting attended, as well as a fee of $500 for each meeting attended via telephone conference. Non-employee directors receive $1,000 per meeting for any committee on which they serve. Employee directors do not receive any fees for serving on the Board of Directors or on any board committee. Directors are entitled to reimbursement for out-of-pocket expenses in connection with attendance at board and committee meetings.

      Under the Norstan, Inc. Restated Non-Employee Directors’ Plan, each director of the Company who was not an employee of Norstan or one of its subsidiaries receives a 20,000-share option upon his or her initial election as a director. The exercise price of this initial option is equal to the market price on the date of grant, and the option generally becomes exercisable in installments over a two-year period. If a person ceases to be a director, he or she may exercise the option (or any portion thereof) within two years after ceasing to be a director to the extent it is otherwise exercisable at the date of termination. After initial appointment, directors may be granted additional options exercisable at the market price of our common stock on the date of grant, which may be fully exercisable at the time of grant.

      On September 18, 2003, each of the then six non-employee directors received option grants covering 7,500 shares of our common stock. These options were fully vested on the date of grant. The Board intends to award option grants covering 7,500 shares to each non-employee director on an annual basis. As of July 31, 2004, options to purchase 306,000 shares were outstanding under the Restated Directors’ Plan and 140,530 shares were available for grant.

Audit Committee Report

      The audit committee is comprised solely of independent directors, as defined in the Marketplace Rules of The Nasdaq Stock Market, and it operates under a written charter adopted by the Board of Directors. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter on an annual basis.

      The purpose of the audit committee is to assist the Board of Directors in its general oversight of the Company’s financial reporting, internal controls and audit functions. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, are responsible for performing an independent audit of the consolidated financial statements in accordance with applicable auditing standards.

      Audit committee members are not professional accountants or auditors, and their functions are not intended to duplicate or certify the activities of management and the independent accountants.

The audit committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the independent accountants on the basis of the information it receives, discussions with management and the independent accountants and the experience of the audit committee’s members in business, financial and accounting matters.

      Among other matters, the audit committee monitors the activities and performance of the Company’s independent registered public accounting firm, including the audit scope, fees, independence matters and the extent to which Norstan’s independent registered public accounting firm may be retained to perform non-audit services. The audit committee and the full Board of Directors have ultimate authority and responsibility to select, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm. The audit committee also reviews the results of the external audit work to be performed with regard to the adequacy and appropriateness of the Company’s financial, accounting and internal controls. Management and the Company’s independent registered public accounting firm presentations to, and discussions with, the audit committee also cover various topics and events that may have significant financial effect or are the subject of discussions between management and the Company’s independent registered public accounting firm.

      For fiscal 2004, the audit committee has reviewed and discussed the consolidated financial statements with management and the Company’s independent registered public accounting firm, management represented to the audit committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has discussed with the Company’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” The Company’s independent registered public accounting firm also provided the audit committee with the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the audit committee discussed with the Company’s independent registered public accounting firm their independence.

      Based on the review and discussions referred to above, the audit committee recommended to the Board of Directors that Norstan’s audited financial statements for the fiscal year ended April 30, 2004 be included in the Company’s Annual Report on Form 10-K for that year. Norstan’s Annual Report on Form 10-K was filed with the Securities and Exchange Commission on July 29, 2004.

August 11, 2004	John R. Eickhoff, Chair James E. Ousley Mercedes Walton

Governance Committee Report

      The governance committee of the Board of Directors is made up of three or more members of the board, all of whom meet the independence requirements of The Nasdaq Stock Market rules. The governance committee operates under a written charter adopted by the Board of Directors. The primary focus of the committee is on the broad range of issues surrounding the composition and operation of the Board of Directors. The committee provides assistance to the Board of Directors in the areas of membership selection, committee selection and rotation practices, evaluation of the overall effectiveness of the Board of Directors, and review and consideration of developments in corporate governance practices. The committee’s goal is to assure that the composition, practices and operation of the Board of Directors contribute to value creation and effective representation of the Company’s shareholders.

      Composition of Board of Directors/ Nominees. The governance committee, together with the Chair of the Board of Directors and other directors, recruits and considers director candidates and presents qualified candidates to the full Board of Directors for consideration. Candidates will be considered without regard to race, color, religion, sex, ancestry, national origin or disability. The committee, in collaboration with the Chair of the Board of Directors and other directors, recommends to the Board of Directors the nominees for all directorships to be filled by the Board of Directors or by the shareholders, after consideration in light of the qualifications criteria described below. The committee identifies candidates through a variety of means, including search firms, recommendations from members of the committee and the Board of Directors, and suggestions from other members of Company management. The committee conducts any inquiries it deems appropriate into the backgrounds and qualifications of possible candidates as directors.

      The committee, together with the Chair of the Board of Directors and other directors, also reviews and makes recommendations to the Board of Directors on matters such as the size and composition of the Board of Directors to ensure the board has the requisite expertise and its membership consists of persons with sufficiently diverse and independent backgrounds. The Chair of the Board of Directors makes offers to candidates to serve as directors of Norstan after approval of such candidates by the governance committee and the entire Board of Directors.

      At each annual meeting, the Board of Directors proposes to the shareholders a slate of nominees for election to the board. Shareholders may propose nominees (other than self-nominations) for consideration by the governance committee by submitting the names, qualifications and other supporting information to: Secretary, Norstan, Inc., 5101 Shady Oak Road, Minnetonka, Minnesota 55343. Properly submitted recommendations must be received no later than April 13, 2005 to be considered by the governance committee for inclusion in next year’s nominations for election to the Board of Directors. Candidates properly submitted by shareholders are evaluated in the same manner as those candidates recommended by other sources. All candidates are considered in light of the needs of the Board of Directors with due consideration given to the qualifications described below. To enable the committee to evaluate the candidate’s qualifications, shareholder recommendations must include the following information:

•	the name and address of the nominating shareholder and of the director candidate;

•	a representation that the nominating shareholder is a holder of record of Company shares of capital stock entitled to vote at the current year’s annual meeting;

•	a description of any arrangements or understandings between the nominating shareholder and the director candidate(s) being recommended pursuant to which the nomination(s) are to be made by the shareholder;

•	a resume detailing the educational, professional and other information necessary to determine if the nominee is qualified to hold a board position;

•	such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated by the board of directors; and

•	the consent of each nominee to serve as a director of the Company, if elected.

      Qualifications. The governance committee considers many factors when assessing the qualifications of candidates for the Board of Directors. Among the most important qualities candidates should possess are the highest personal and professional ethical standards, integrity and values. Candidates should be committed to representing the long-term interests of all Company shareholders. Directors must also have practical wisdom and mature judgment, and must be objective and inquisitive. Norstan recognizes the value of diversity and we endeavor to have a diverse Board of Directors, with experience in business, government, finance and technology, and in other areas relevant to the Company’s activities. The committee also considers the independence standards of The Nasdaq Stock Market and the Securities and Exchange Commission relating to the Board of Directors and its committees, and the requirement to have a sufficient number of directors with the requisite financial expertise to serve on the audit committee from time to time. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board of Directors for an extended period of time. Other than as described above, the committee has not established any minimum requirements for potential directors.

August 11, 2004	Mercedes Walton, Chair John R. Eickhoff James E. Ousley

Ability of Shareholders to Communicate with the Board of Directors

      The Board of Directors has established means for the Company’s shareholders and others to communicate with the Board of Directors. If the shareholder wishes to address a matter regarding the Company’s financial statements, accounting practices or internal controls, the concern should be submitted by letter or other writing addressed to the Chair of the audit committee, in care of the Company’s Secretary, at the Company’s headquarters address. If the matter relates to the Company’s governance practices, business ethics or corporate conduct, the matter should be submitted by letter or other writing to the Chair of the governance committee, in care of the Company’s Secretary, at the Company’s headquarters address. If a shareholder otherwise is unsure where to direct a communication, the shareholder may send a letter or other writing to the Chair of the Board of Directors, or to any one of the Company’s independent directors, in care of the Company’s Secretary, at the Company’s headquarters address. All shareholder communications will be forwarded by the Secretary to the addressee.

Executive Officers Who Are Not Directors

      Certain information concerning current executive officers of Norstan who are not directors is set forth below.

			Executive
			Officer
Name of Executive	Position with the Company	Age	Since

Robert J. Vold	Senior Vice President and Chief Financial Officer	45	2004

Michael E. Laughlin	Senior Vice President of Corporate Customer Services	52	2000

Roger D. Van Beusekom	Senior Vice President of Resale Services	65	1996

Donna M. Warner	Senior Vice President of Solutions and Services (Central and Western U.S.)	46	2003

Steven D. Anderson	Senior Vice President of Solutions and Services (Eastern U.S. and Canada)	53	2004

      ROBERT J. VOLD was appointed Senior Vice President and Chief Financial Officer in February 2004. Prior to that, he was the Vice President/ Controller of Norstan and VP/ GM Norstan Financial Services. Mr. Vold joined Norstan in 1988 as the Manager of Financial Reporting. He also held the position of Norstan Treasurer beginning in December 1997. Mr. Vold received his BSBA with a major in Accounting, from the University of North Dakota, and is a Certified Public Accountant. Prior to joining Norstan, Mr. Vold held various positions with Arthur Andersen LLP from 1982-1988, including Audit Manager.

      MICHAEL E. LAUGHLIN is the Senior Vice President of Corporate Customer Services, and has served in such capacity (or its equivalent, prior to the Company’s reorganization) since May 1999. Previously, Mr. Laughlin served as Norstan’s Senior Vice President of Customer Support and Customer Services, and Executive Vice President of Customer Support and Customer Services. Prior to those positions, Mr. Laughlin was Vice President of Customer Support Centers from May 1994 until May 1996. Mr. Laughlin joined Norstan in 1976 and has held a variety of executive and management positions during that time.

      ROGER D. VAN BEUSEKOM has been Senior Vice President of Norstan Resale Services (or its equivalent) since February 1996. Mr. Van Beusekom served in various managerial capacities with Norstan Financial Services from 1986 to 1996.

      DONNA M. WARNER became the Senior Vice President of Solutions and Services for the Central and Western U.S. in February 2004. From February 2003 until February 2004, Ms. Warner served as the Company’s Vice President of Channels Development. Prior to that, Ms. Warner served as Norstan’s Vice President of Field Services for the Central and Western United States from May 1999 to February 2003. Ms. Warner was employed as Norstan’s business unit manager for New Mexico, responsible for both sales and operations, from May 1998 to May 1999. Ms. Warner has occupied a variety of other sales, operations and management positions with Norstan since 1983.

      STEVEN D. ANDERSON became Senior Vice President of Solutions and Services for the Eastern U.S. and Canada in February 2004. From March 2000 until February 2004, he served as Norstan’s Vice President of Field Services for the Eastern U.S. and Canada. Mr. Anderson has held numerous leadership positions in his 20-year career with Norstan. Mr. Anderson has a B.A. in Journalism from the University of North Dakota and an M.A. in Human Relations from Webster University. Prior to joining Norstan, he served in the U.S. Air Force as on officer.

COMPENSATION OF DIRECTORS AND OFFICERS

Report of the Compensation Committee

      This report is submitted by the compensation committee of the Board of Directors. The compensation committee is responsible for developing the compensation programs for the Company’s executive officers, senior management and other key employees, and for establishing the specific short- and long-term compensation elements thereunder. The compensation committee also oversees the general compensation structure for all of the Company’s senior executives. In addition, the compensation committee currently administers the Norstan, Inc. 1995 Long-Term Incentive Plan, Norstan, Inc. Restated Non-Employee Directors’ Plan, the Company’s 2000 Employee Stock Purchase Plan and the Norstan, Inc. 2002 Long-Term Performance Plan.

      The principal objective of the Company’s executive compensation program is to enhance the Company’s long-term financial results for the benefit of the Company’s shareholders. To achieve this objective, the Company’s executive compensation program is designed to provide levels of compensation that assist the Company in attracting, motivating and retaining qualified executive officers and aligning their financial interests with those of the Company’s shareholders by providing a competitive compensation package based on corporate and individual performance. In addition, the Company performs periodic reviews of its executive compensation program to confirm the competitiveness of its overall executive compensation package as compared with companies which compete with the Company for prospective employees possessing skills necessary for successful marketing of high technology products and related services.

      Compensation under the Company’s executive compensation program consists of three principal elements: (i) cash compensation in the form of base salary, (ii) incentive compensation in the form of cash bonuses, and (iii) long-term incentive awards in the form of stock-based compensation grants and cash bonuses. In addition, the compensation program is comprised of various benefits, including medical and insurance plans, and a 401(k) retirement plan with matching Company contributions.

      Base Salary. Base salaries for each of the Company’s executive officers, including the Chief Executive Officer, are generally set within the range of salaries the compensation committee believes are paid to executive officers with comparable qualifications, experience and responsibilities at companies of similar size. In setting compensation levels, the compensation committee seeks to align total executive compensation levels with corporate performance. Accordingly, base salary levels are set at what the compensation committee believes approximate the median level of compensation paid to executive officers at companies of similar size, while endeavoring to provide relatively higher incentive award opportunities. In addition, the compensation committee generally takes into account such factors as: (i) the Company’s past financial performance and future expectations, (ii) business unit performance and future expectations, (iii) individual performance and experience and (iv) past salary levels. The compensation committee does not assign relative weights or rankings to these factors, but instead makes an informed, but ultimately subjective, determination based upon the consideration of all of these factors, as well as the progress made with respect to the Company’s long-term goals and strategies. Generally, salary decisions for the Company’s executive officers other than the Chief Executive Officer are made by the compensation committee near the beginning of each fiscal year based on recommendations of the Chief Executive Officer.

      Fiscal 2004 base salaries were determined after considering the base salary level of the executive officers in prior years, and taking into account for each executive officer the amount of base salary as a component of total compensation. Base salary, while reviewed annually, is only adjusted as deemed necessary by the committee in determining total compensation to each executive officer. A significant factor in setting base salary levels for each of the Company’s executive officers, other than the Chief Executive Officer, were evaluations and recommendations made by the Chief Executive Officer. The compensation committee believes that fiscal 2004 base salary levels for each of the Named Executive

Officers named in the Summary Compensation Table approximate the median salary levels for comparable positions at companies of similar size operating in the service industry.

      Incentive Compensation. Under the Norstan Annual Incentive Plan, each executive officer is eligible to receive a cash bonus at the end of the fiscal year based upon the Company’s performance. For fiscal 2004, no cash bonuses were awarded based on the Company’s profit or revenue performance; however, certain of the Company’s executive officers received a bonus as a result of Norstan’s achievement of targeted debt-reduction or other business-unit objectives. Mr. Van Beusekom received a bonus of approximately $44,000 and other executive officers received individual bonuses of less than $10,000.

Long-Term Incentive Compensation

      Stock-Based Compensation: Stock option and restricted share grants provide executives with an additional incentive to improve the Company’s financial performance, and assist Norstan in the recruitment, motivation and retention of key professional and managerial personnel. Long-term incentive compensation in the form of stock options and restricted share grants enable officers to share in the appreciation of the value of the Company’s common stock. The compensation committee believes such long-term equity ownership participation more closely aligns the interests of executive officers with those of the Company’s shareholders by encouraging executive officers to enhance the value of the Company. In addition, the compensation committee believes equity ownership by executive officers helps to balance the short-term focus of annual incentive compensation with a longer-term view.

      The compensation committee periodically grants new options and restricted shares to executive officers and other employees to provide continuing incentives for future performance. When establishing stock option and restricted share grant levels, the compensation committee considers existing levels of stock ownership, previous grants of options and restricted shares, vesting schedules of outstanding options and restricted share grants, and the current price of the Company’s common stock. For additional information regarding the grant of options, see the table under the heading “Options Grants in Last Fiscal Year.” During fiscal year 2004, restricted share grants were awarded to Scott G. Christian and Donna M. Warner in aggregate share amounts of 50,000 and 10,000, respectively.

      Long-Term Performance Plan: Under the Norstan, Inc. 2002 Long-Term Performance Plan, executive officers may earn additional cash compensation upon the satisfaction of numerically quantifiable target objectives established by mutual agreement between the executive and the Company for a performance period generally equal to three years. No awards have been paid to date under this plan. In March 2004, the Company suspended the 2002 Long-Term Performance Plan indefinitely.

      Other Benefits. The Company also has various broad-based employee benefit plans. Executive officers generally participate in these plans on the same terms as eligible non-executive employees, subject to any legal limits on the amounts that may be contributed or paid to executive officers under these plans. The Company offers an employee stock purchase plan, under which employees may purchase common stock at a legally permitted discount, and a 401(k) retirement plan, which permits employees to invest in a variety of funds on a pre-tax basis and includes partial matching Company contributions. The Company also maintains insurance and other benefit plans for its employees.

      Other Compensation Policies. In October 2003, the Company instituted certain pay-reduction programs. In the United States, pay reductions were applicable to substantially all of the Company’s non-union employees, including its executives. As part of this program, five-percent pay reductions were instituted for Norstan’s executives. In addition, Norstan’s senior executives were subject to a roll-back of salary increases granted during the first quarter of fiscal 2004.

      Chief Executive Officer Compensation. In fiscal 2004, Mr. Granger received a base salary of $344,523, a decrease of approximately $49,708 from Mr. Granger’s salary during fiscal year 2003. The decrease in Mr. Granger’s salary was largely attributable to his departure and termination of employment with the Company in February 2004. During fiscal 2004, the compensation committee awarded Mr. Granger options covering 60,000 shares of the Company’s common stock all of which were forfeited upon his separation of employment with Norstan. In connection with Mr. Granger’s separation of employment, Mr. Granger was paid severance payments of approximately $72,791.

      In 2004, the Company paid Mr. Christian a base salary in an aggregate amount of $287,107 for his services as the Company’s Chief Financial Officer and, beginning in February 2004, President and Chief Executive Officer. During fiscal 2004, the compensation committee awarded Mr. Christian options to purchase an aggregate of 135,000 shares of the Company’s common stock.

      Tax Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the tax deduction to $1 million for compensation paid to any of the executive officers, unless certain requirements are met. The committee has considered these requirements and the related regulations. It is the present intention of the committee that, so long as it is consistent with the committee’s overall compensation objectives, substantially all executive compensation shall be deductible for federal income-tax purposes.

      The purpose of this report is to inform shareholders of the responsibilities and the philosophy of the compensation committee with respect to executive compensation. Neither this report nor the performance graph are intended to be used for any other purpose or to be incorporated by reference in any of the Company’s past or future filings with the Securities and Exchange Commission.

August 11, 2004	Frank P. Russomanno, Chair Constance M. Levi Jagdish N. Sheth

Summary Compensation Table

      The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by (i) each individual serving as Chief Executive Officer of the Company during the fiscal year ended April 30, 2004; and (ii) the top four earning individuals that served as an executive officer or Chairman of the Board of Directors at the end of the fiscal year ended April 30, 2004 and who received in excess of $100,000 in the form of salary and bonus during such fiscal year; and (iii) other individuals who served as an executive officer of the Company during the fiscal year ended April 30, 2004 and who received in excess of $100,000 in the form of salary and bonus during such fiscal year, but who were no longer employed by the Company at the conclusion of such fiscal year (collectively, the “Named Executives”).

					Long-Term
					Compensation Awards
		Annual Compensation
							Restricted
				Other Annual	Securities		Stock	All Other
	Fiscal	Salary	Bonus	Compensation	Underlying		Awards	Compensation
Name and Principal Position	Year	($)(1)	($)	($)(2)	Options		($)(3)(4)	($)(5)

Paul Baszucki	2004	321,262	—	—	20,000		—	16,376
Chairman of the Board	2003	384,965	14,644	—	37,500		—	6,750
	2002	418,400	253,291	—	—		—	14,617

Scott G. Christian(6)	2004	287,107	—	—	135,000		180,000	8,014
President and Chief	2003	257,692	8,250	—	75,000		—	7,178
Executive Officer	2002	240,000	123,552	—	—		—	8,595

James C. Granger(7)	2004	344,523	—	—	60,000		—	85,257
Former President and Chief	2003	394,231	14,875	—	137,500		—	14,009
Executive Officer	2002	350,000	210,210	—	—		—	13,509

Michael E. Laughlin	2004	196,231	6,000	—	20,000		—	7,075
Senior Vice President of	2003	187,500	6,000	—	51,250	(8)	—	6,450
Corporate Customer Services	2002	175,000	111,930	—	—		—	5,950

Roger Van Beusekom	2004	176,753	43,724	—	15,000		—	9,365
Senior Vice President of	2003	170,192	5,400	—	41,500	(8)	—	8,497
Resale Services	2002	165,000	88,605	—	—		—	8,804

Donna M. Warner	2004	173,894	3,002	—	30,000		36,000	2,744
Senior Vice President of	2003	148,328	3,002	—	14,750	(8)	15,500	3,698
Solutions and Services	2002	146,171	62,437	—	—		—	3,069

Larry J. Schmidt(9)	2004	157,845	5,700	—	20,000		—	34,926
Former Executive Vice	2003	179,808	5,700	—	43,500	(8)	—	7,766
President of Direct Solutions	2002	175,000	107,940	—	—		—	5,495

(1)	Base salary amounts for fiscal 2004 reflect our senior executives’ participation in the Company’s pay-reduction programs.

(2)	Pursuant to rules promulgated by the United States Securities and Exchange Commission, other annual compensation may be omitted if not in excess of either $50,000 or ten percent of the employee’s total annual salary and bonus.

(3)	Restricted stock becomes vested in three to four equal annual installments. The first installment generally becomes vested one year from the date of grant. Any dividends declared on the Company’s common stock will be paid on all shares of restricted stock granted under the 1995 Long-Term Incentive Plan. Amounts listed under this column reflect the fair market value of restricted stock as of the date during fiscal year 2004 on which such stock was granted.

(4)	As of April 30, 2004, the Named Executive Officers held restricted shares of Norstan’s common stock, all subject to a risk of forfeiture, with aggregate market values (based on the closing price of a share of common stock of $2.94 on the Nasdaq National Market System at April 30, 2004) as follows:

	Restricted	Market
Name	Shares(#)	Value($)

Paul Baszucki	—	—

Scott G. Christian	50,000	147,000

James C. Granger	—	—

Michael E. Laughlin	—	—

Roger Van Beusekom	—	—

Donna M. Warner	13,333	39,199

Larry J. Schmidt	—	—

(5)	All “Other Compensation” reported for fiscal 2004 represents: (i) Company matching contributions to the Company’s 401(k) Plan of $5,323 for Mr. Baszucki, $5,323 for Mr. Christian, $3,510 for Mr. Granger, $5,887 for Mr. Laughlin, $5,494 for Mr. Van Beusekom, $2,531 for Ms. Warner and $4,735 for Mr. Schmidt; and (ii) payments for life and disability insurance premiums as follows: Mr. Baszucki $11,052, Mr. Christian $2,691, Mr. Granger $8,956, Mr. Laughlin $1,188, Mr. Van Beusekom $3,871, Ms. Warner $213 and Mr. Schmidt $2,422. In addition, Messrs. Granger and Schmidt received severance payments upon their separation of employment with the Company of $72,791 and $27,769, respectively.

(6)	Mr. Christian began serving as the Company’s President and Chief Executive Officer in February 2004. Prior to that time, Mr. Christian was the Company’s Chief Financial Officer.

(7)	Mr. Granger served as the Company’s President and Chief Executive Officer until February 2004. Mr. Granger is no longer with the Company.

(8)	Includes options issued pursuant to an option exchange program, and covering 11,250 shares issuable to Mr. Laughlin, 22,500 shares issuable to Mr. Van Beusekom, 1,750 shares issuable to Ms. Warner and 8,500 shares issuable to Mr. Schmidt. All of the foregoing options are exercisable at $5.65 per share.

(9)	Mr. Schmidt served as the Company’s Executive Vice President of Direct Solutions until February 2004. Mr. Schmidt is no longer with the Company.

Option Grants in Last Fiscal Year

      The following table provides certain information with respect to stock options granted during fiscal year 2004 to the Named Executives.

	Individual Grants (1)				Potential Realizable
					Value of Assumed Annual
	Number of	Percentage of			Rates of Stock Price
	Securities	Total Options			Appreciation for Option
	Underlying	Granted to	Exercise or		Term (4)
	Option	Employees in	Base Price	Expiration
Name	Granted(2)	Fiscal Year	($/Share)(3)	Date	5%($)	10%($)

Paul Baszucki	20,000	3.8	3.80	6-5-13	47,796	121,124

Scott G. Christian	35,000	25.8	3.80	6-5-13	83,643	211,968
	100,000		3.59	2-9-14	225,773	572,154

James C. Granger	60,000	11.5	3.80	6-5-13	143,388	363,373

Michael E. Laughlin	20,000	3.8	3.80	6-5-13	47,796	121,124

Roger Van Beusekom	15,000	2.9	3.80	6-5-13	35,847	90,843

Donna M. Warner	10,000	5.7	3.80	6-5-13	23,898	60,562
	20,000		3.59	2-9-14	45,155	114,431

Larry J. Schmidt	20,000	3.8	3.80	6-5-13	47,796	121,124

(1)	No grants of stock-appreciation rights were made in the last fiscal year.

(2)	All options vest ratably over a three-year period from the date of grant.

(3)	The options were granted at 100 percent of the fair market value on the date of grant. The optionholder may satisfy the exercise price by submitting cash or, at the discretion of the Company’s compensation committee, shares of common stock.

(4)	The dollar amounts in these columns are the result of calculations at the 5 percent and 10 percent rates set by the Securities and Exchange Commission and are not intended to forecast future appreciation of the Company’s common stock.

Aggregated Option Exercises in Fiscal Year 2004 and Year-End Option Values

      The following table summarizes information with respect to options held by the Named Executives and the value of the options held by such persons as of April 30, 2004, based on the closing price of a share of our common stock on the Nasdaq National Market System at fiscal year end. No stock options were exercised by the Named Executives during fiscal year 2004.

					Value of Unexercised
			Number of Unexercised		In-The Money
	Shares		Options at FY- End(#)		Options at FY-End($)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Paul Baszucki	—	—	257,550	45,000	91,500	—

Scott G. Christian	—	—	100,100	185,000	46,683	—

James C. Granger	—	—	245,834	—	183,000	—

Michael E. Laughlin	—	—	83,384	50,416	45,750	—

Roger Van Beusekom	—	—	74,384	39,166	45,750	—

Donna M. Warner	—	—	25,051	39,249	5,490	—

Larry J. Schmidt	—	—	65,884	48,791	45,750	—

Employment Contracts and Termination of Employment and Change in Control Arrangements

      Each of Messrs. Baszucki, Christian and Vold (collectively, the “Executives”) have entered into employment agreements with Norstan (collectively, the “Agreements”) which expire on April 30, 2005, February 28, 2006 and February 28, 2006, respectively. Each of the Agreements is subject to 24-month automatic renewal periods unless the Company provides the Executive with prior notice to the contrary. The Agreements provide that Executives are entitled to participate in all employee-benefit plans and fringe-benefit programs maintained by Norstan for its executive officers. In the event of death or other termination of employment without “cause” (as defined in the Agreements) during the term of the Agreements, each Executive is entitled to receive his base salary for a period of 12 months thereafter. Current base salaries are $275,000, $350,000 and $200,000, respectively, for Messrs. Baszucki, Christian and Vold. Each Agreement also contains a provision designed to encourage the Executives to carry out their employment duties in the event of a change of control in the Company. Such provisions state that upon a change of control, the Executive’s period of employment under the Agreement is automatically extended to the date that is 24 months (36 months, in the case of Mr. Baszucki’s employment agreement) from the date of the change in control.

      Under the Agreements, if after a change in control the Executive’s employment is terminated by Norstan without cause or by the Executive due to or after the change in control, or by him during the term of the Agreement as a result of (i) changes in his duties, compensation, benefits or work location, (ii) a risk of mental or physical illness posed by contractual performance of his duties, or (iii) “good reason” (as defined in the Agreement), the Executive will receive as compensation twice his annual salary and incentive payment, the vesting of all shares of restricted stock, performance awards, stock appreciation rights and stock options and certain other benefits.

      Mr. Baszucki and Norstan are also parties to a consulting agreement (the “Consulting Agreement”) dated February 1, 2001. The Consulting Agreement has a three-year term commencing on the expiration or earlier termination of Mr. Baszucki’s employment agreement with the Company. During the term of the Consulting Agreement Norstan will pay Mr. Baszucki an annual retainer of $255,000, in return for which Mr. Baszucki will provide such consulting services as the Company may require. Mr. Baszucki is prohibited from competing with Norstan during the term of the Consulting Agreement.

Performance Graph

      The following performance graph compares cumulative total shareholder returns on Norstan’s common stock over the last five fiscal years, ended April 30, 2004, with The Nasdaq Stock Market (U.S. Companies) Index and the Nasdaq Non-Financial Stock Index, assuming an initial investment of $100 at the beginning of the period and the reinvestment of all dividends.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS

PERFORMANCE GRAPH FOR
NORSTAN, INC.
Prepared by the Center for Research in Security Prices

	4/99	4/00	4/01	4/02	4/03	4/04

Norstan, Inc.	100	64.38	10.53	65.3	36	29.4
Nasdaq Stock Market (U.S.)	100	151.46	82.85	66.62	58.18	76.1
Nasdaq Non-Financial	100	159.81	82.85	63.03	54.25	71.42

BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS

AND MANAGEMENT

      The following table sets forth information as of July 29, 2004 (except as otherwise noted) regarding the beneficial ownership of Norstan’s common stock, its only class of equity security outstanding, by each director and executive officer of the Company (including the Named Executives), by all directors and executive officers as a group, and by each person (including any “group” as that term is used in section 13(d)(3) of the Securities Exchange Act of 1934, as amended) who is known by the Company to be the beneficial owner of more than five percent of the common stock of the Company:

	Amount and Nature of		Percent of
	Beneficial Ownership		Outstanding
Name and Address of Beneficial Owner	(1)		(2)

Directors and executive officers:

Paul Baszucki	731,657	(3)	5.3

Scott G. Christian	223,338	(4)	1.6

James C. Granger	324,650	(5)	2.4

Michael E. Laughlin	137,939	(6)	1.0

Roger D. Van Beusekom	209,873	(7)	1.5

Donna Warner	46,679	(8)	*

Larry J. Schmidt	35,500	(9)	*

John R. Eickhoff	38,660	(10)	*

Constance M. Levi	52,160	(11)	*

Jagdish N. Sheth	85,760	(12)	*

Mercedes Walton	57,150	(13)	*

James E. Ousley	22,500	(14)	*

Frank P. Russomanno	21,500	(15)	*

All current directors and executive officers as a group (13 persons)	1,743,163	(16)	12.1

Other beneficial owners:

Perkins Capital Management, Inc.	2,136,175	(17)	15.9
730 East Lake Street
Wayzata, MN 55391

Dimensional Fund Advisors, Inc.	842,000	(18)	6.3
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

Royce & Associates, LLC	963,000	(19)	7.2
1414 Avenue of the Americas
New York, NY 10019

*	Less than one percent

(1)	Each person has sole voting and sole dispositive powers with respect to the outstanding shares held by the indicated person, except as otherwise noted.

(2)	Each figure showing the percentage of outstanding shares owned beneficially has been calculated by treating as outstanding and owned the shares which would be issuable within 60 days if stock options held by the indicated person were exercised.

(3)	Includes 570 shares owned by Mr. Baszucki’s spouse and 30,944 shares owned by a family foundation with respect to which Mr. Baszucki serves as trustee. Mr. Baszucki disclaims beneficial ownership of all such shares. Also includes 276,717 shares issuable to Mr. Baszucki upon exercise of options exercisable within 60 days.

(4)	Includes 136,767 shares issuable to Mr. Christian upon exercise of options exercisable within 60 days.

(5)	Includes 200,000 shares issuable to Mr. Granger upon exercise of options exercisable within 60 days. Mr. Granger was the Company’s President and Chief Executive Officer until February 2004, and is no longer with the Company. Information set forth in this table regarding Mr. Granger’s beneficial ownership is based upon the information available to the Company.

(6)	Includes 107,134 shares issuable to Mr. Laughlin upon exercise of options exercisable within 60 days.

(7)	Includes 21,181 shares held by a trust with respect to which Mr. Van Beusekom serves as trustee. Also includes 95,217 shares issuable to Mr. Van Beusekom upon exercise of options exercisable within 60 days.

(8)	Includes 29,968 shares issuable to Ms. Warner upon exercise of options exercisable within 60 days.

(9)	Mr. Schmidt served as the Company’s Executive Vice President of Direct Solutions until February 2004, and is no longer with the Company. Information set forth in this table regarding Mr. Schmidt’s beneficial ownership is based upon the information available to the Company.

(10)	Includes 35,000 shares issuable to Mr. Eickhoff upon exercise of options exercisable within 60 days.

(11)	Includes 41,000 shares issuable to Ms. Levi upon exercise of options exercisable within 60 days.

(12)	Includes 60,000 shares issuable to Dr. Sheth upon exercise of options exercisable within 60 days.

(13)	Includes 45,000 shares issuable to Ms. Walton upon exercise of options exercisable within 60 days.

(14)	Includes 21,500 shares issuable to Mr. Ousley upon exercise of options exercisable within 60 days.

(15)	Includes 21,500 shares issuable to Mr. Russomanno upon exercise of options exercisable within 60 days.

(16)	Includes 940,654 shares issuable to the Company’s current officers and directors pursuant to the exercise of options held by them and exercisable within the next 60 days.

(17)	A Schedule 13G/ A filed by Perkins Capital Management, Inc. with the Securities and Exchange Commission on February 4, 2004 states that Perkins Capital Management, Inc. has sole dispositive power with respect to such shares, and sole voting power over 433,500 shares.

(18)	A Schedule 13G filed by Dimensional Fund Advisors, Inc. with the Securities and Exchange Commission on February 6, 2004 states that Dimensional Fund Advisors, Inc. has sole voting and dispositive powers with respect to all such shares.

(19)	A Schedule 13G filed by Royce & Associates, LLC. with the Securities and Exchange Commission on February 5, 2004 states that Royce & Associates, LLC has sole voting and dispositive powers with respect to all such shares.

INCREASE IN NUMBER OF SHARES

OF COMMON STOCK RESERVED FOR ISSUANCE
UNDER THE 2000 EMPLOYEE STOCK PURCHASE PLAN
(Proposal Two)

      Norstan’s shareholders approved the 2000 Employee Stock Purchase Plan (the “Stock Purchase Plan”) and the reservation of 400,000 shares of the Company’s common stock for issuance thereunder at the Annual Meeting of Shareholders on September 21, 1999. On September 14, 2000, Norstan’s shareholders approved an amendment to the Stock Purchase Plan to increase the number of shares issuable thereunder to 800,000. On September 13, 2001, the Company’s shareholders approved an amendment to the Stock Purchase Plan to increase the number of shares issuable thereunder to 1,300,000. On September 13, 2002, Norstan’s shareholders approved an amendment to the Stock Purchase Plan to increase to 1,800,000 the number of shares issuable thereunder. The following brief summary of the Plan is qualified in its entirety to the complete text of the Plan in its proposed amended form appearing as Exhibit A to this proxy statement.

Proposed Increase in Number of Shares

      If approved at the annual meeting, this proposal will increase the number of shares of common stock reserved and authorized for issuance under the Stock Purchase Plan from 1,800,000 to an aggregate of 2,300,000.

Offerings Under the Stock Purchase Plan

      Each calendar quarter, Norstan offers participants the option to purchase shares of common stock through voluntary payroll deductions for up to ten percent of their base compensation. Substantially all of the employees and its subsidiaries are eligible to participate in the Stock Purchase Plan. Under the Stock Purchase Plan, the option exercise price for shares of common stock is eighty-five percent of the closing price of Norstan’s common stock as reported on the Nasdaq Stock Market (or any other national securities exchange or listing) on the first or the last day of each three month Offering Period (as defined the Stock Purchase Plan), whichever is lower. Employees may acquire up to that number of shares purchasable at the option exercise price with ten percent of their compensation, subject to certain limitations. Shares of the Company’s common stock are purchased for the account of each participant at the conclusion of the applicable Offering Period with funds deducted from the participant’s payroll during such period.

Eligibility and Administration

      Subject to certain limitations involving the magnitude of (i) existing beneficial ownership of Norstan’s common stock, and (ii) options to acquire the Company’s common stock previously granted during the year under all benefit plans sponsored by Norstan, all employees of the Company and its subsidiaries who have attained the age of 18 and completed one month of employment are eligible to participate in the Stock Purchase Plan. The Stock Purchase plan is administered by Norstan’s Board of Directors. Expenses of administering the Stock Purchase Plan are borne by the Company.

Adjustments; Termination; and Amendment

      In the event of any change in Norstan’s capitalization, including any merger, consolidation, acquisition or stock split, appropriate adjustments will be made to the number and class of shares available under the Stock Purchase Plan, the purchase price per share and the associated share purchase rights. The Board of Directors may terminate or amend the Stock Purchase Plan; provided, however, that in the absence of shareholder approval, the Board may not: (i) increase the maximum number of shares which may be issued under the Stock Purchase Plan; or (ii) amend the requirements as to the class of employees eligible to purchase stock under the Stock Purchase Plan.

Federal Income-Tax Treatment

      Participating employees do not recognize income for federal income-tax purposes either upon enrollment of the Stock Purchase Plan or upon the purchase of shares. All tax consequences are deferred until a participating employee sells the shares, disposes of the shares by gift, or dies.

      If shares are held for the greater of: (a) one year after the date of purchase; and (b) two years from the applicable date of grant, or if the participating employee dies while owning the shares, the participating employee realizes ordinary income on a sale (or a disposition by way of gift or upon death) equal to the excess of the fair market value of the shares on the date of purchase over the purchase price. All additional gain upon the sale of shares is treated as long-term capital gain. If the shares are sold and the sale price is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss for the difference between the sale price and the purchase price.

      If the shares are sold or are otherwise disposed of including by way of gift (but not death, bequest or inheritance) (in any case a “disqualifying disposition”) prior to the expiration of holding period described above, the participating employee realizes ordinary income at the time of sale or other disposition, taxable to the extent that the fair market value of the shares at the date of purchase is greater than the purchase price. This excess constitutes ordinary income (currently subject to withholding) in the year of the sale or other disposition even if no gain is realized on the sale or if a gratuitous transfer is made. The difference, if any, between the proceeds of sale and the fair market value of the shares at the date of purchase is a capital gain or loss.

      Norstan is entitled to a deduction in connection with the disposition of shares acquired under the Stock Purchase Plan only to the extent that the participating employee recognizes ordinary income on a disqualifying disposition of the shares. Norstan treats any transfer of record ownership of shares as a disposition, unless it is notified to the contrary. In order to enable the Company to learn of disqualifying dispositions and ascertain the amount of the deductions to which it is entitled, participating employees are required to notify Norstan in writing of the date and terms of any disposition of shares purchased under the Stock Purchase Plan.

Voting Procedures

      At the annual meeting, the affirmative vote of the holders of the greater of (1) a majority of the voting power of the shares represented in person or by proxy at the meeting and entitled to vote on the proposal, or (2) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting, is required for approval of the proposed increase in the number of shares of common stock reserved for issuance under the Stock Purchase Plan. A shareholder who abstains with respect to this proposal is considered to be present and entitled to vote on the proposal at the meeting, and is in effect casting a negative vote, but a shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote on this proposal, shall not be considered present and entitled to vote on the proposal. If a proxy is signed and returned without indicating any voting instructions, the shares represented by such proxy will be voted FOR this proposal.

      The Board of Directors recommends approval of the increase in the number of shares of common stock reserved for issuance under the Stock Purchase Plan, and recommends a vote “FOR” this proposal.

RATIFICATION OF THE APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal Three)

      The Board of Directors and executive management of the Company are committed to the quality, integrity and transparency of the Company’s financial reports. The audit committee of the Company’s Board of Directors has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2005. A representative of Deloitte & Touche LLP is expected to attend this year’s annual meeting and be available to respond to appropriate questions from shareholders, and will have the opportunity to make a statement if he or she desires to do so.

      If the shareholders do not ratify the appointment of Deloitte & Touche LLP, the audit committee may reconsider its selection, but is not required to do so. Notwithstanding the proposed ratification of the appointment of Deloitte & Touche LLP by the shareholders, the audit committee may in its discretion direct the appointment of a new independent registered public accounting firm at any time during the year without notice to, or the consent of, the shareholders, if the audit committee determines that such a change would be in the best interests of the Company and its shareholders.

      The audit committee of the Board of Directors has reviewed the services provided by Deloitte & Touche LLP during fiscal year 2004 and the fees billed therefor, and after consideration has determined that the receipt of these fees by Deloitte & Touche LLP is compatible with the provision of independent audit services. The audit committee discussed these services and fees with Deloitte & Touche LLP and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the American Institute of Certified Public Accountants and by the U.S. Securities and Exchange Commission to implement the Sarbanes-Oxley Act of 2002.

Preapproval Policy

      The policy of the Company’s audit committee is to review and preapprove both audit and non-audit services to be provided by the independent registered public accounting firm (other than with certain de minimisexceptions permitted by the Sarbanes-Oxley Act of 2002). This duty may be delegated to one or more designated members of the audit committee with any such approval reported to the committee at its next regularly scheduled meeting. Approval of non-audit services shall be disclosed to investors in periodic reports required by Section 13(a) of the Securities Exchange Act of 1934, as amended. All of the fees paid to Deloitte & Touche LLP during fiscal year 2004 were preapproved by the Company’s audit committee.

Audit and Non-Audit Services

      The following table summarizes the aggregate fees billed by Deloitte & Touche LLP to the Company for the years ended April 30, 2004 and 2003:

	Year Ended April 30,

	2004	2003

Audit Fees(1)	$258,000	$288,000

Audit-Related Fees(2)	115,000	22,000

Tax Fees(3)	53,000	69,000

Total	$426,000	$379,000

(1)	Fees for audit services billed in fiscal years 2004 and 2003 consisted of (i) audit of the Company’s annual financial statements; (ii) reviews of the Company’s quarterly financial statements; (iii) comfort letters, statutory audits, consents and other services related to SEC matters; and (iv) consultations on financial accounting and reporting matters arising during the course of the audit and reviews.

(2)	Fees for audit-related services billed in fiscal years 2004 and 2003 consisted of (i) Sarbanes-Oxley Act, Section 404 advisory services and internal accounting controls related services; (ii) due diligence and consultation on acquisitions or other business transactions; and (iii) employee-benefit-plan audits.

(3)	Fees for tax services billed in fiscal years 2004 and 2003 consisted of tax compliance and tax planning and advice. Tax compliance services totaled $31,000 and $33,000 in fiscal years 2004 and 2003, respectively, and consisted of (i) tax return assistance; (ii) assistance with tax return filings in certain foreign jurisdictions; and (iii) assistance with tax audits and appeals. Tax planning and advice services totaled $22,000 and $36,000 in fiscal years 2004 and 2003, respectively, and consisted of (i) tax advice related to structuring certain proposed transaction and (ii) general tax planning matters.

Voting Procedures

      At the annual meeting, the affirmative vote of the holders of the greater of (1) a majority of the voting power of the shares represented in person or by proxy at the meeting and entitled to vote on the proposal, or (2) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting, is required for the ratification of the Company’s appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. A shareholder who abstains with respect to this proposal is considered to be present and entitled to vote on the proposal at the meeting, and is in effect casting a negative vote, but a shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote on the proposal, shall not be considered present and entitled to vote on the proposal. If a proxy is signed and returned without indicating any voting instructions, the shares represented by such proxy will be voted FOR the proposed ratification.

      The Board of Directors recommends approval of the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm and a vote “FOR” this proposal.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons owning more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of such securities with the U.S. Securities and Exchange Commission. Officers, directors and greater-than-ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company believes that the filing requirements for the last fiscal year were satisfied and that all required forms were timely filed. In making this disclosure, Norstan has relied solely on written representations of its directors, executive officers and beneficial owners of more than ten percent of common stock and copies of the reports that they have filed with the Securities and Exchange Commission.

FINANCIAL AND OTHER INFORMATION

      Norstan’s Annual Report for the fiscal year ended April 30, 2004, including financial statements, is being sent to shareholders of record as of the close of business on July 29, 2004 together with this proxy statement. The Annual Report is not a part of the proxy solicitation materials. The Company will furnish, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended April 30, 2004 as filed with the Commission to any shareholder who submits a written request to the Company’s offices, Attention: Investor Relations, Norstan, Inc., 5101 Shady Oak Road, Minnetonka,

MN 55343-4100. Norstan’s Annual Report is also available on the World Wide Web at the following address: www.norstan.com.

SHAREHOLDER PROPOSALS

General

      Any shareholder desiring to submit a proposal for action by the shareholders at the next annual meeting must submit such proposal in writing to the Company, in care of the corporate Secretary, at 5101 Shady Oak Road, Minnetonka, Minnesota 55402, by April 13, 2005. Due to the complexity of the respective rights of the shareholders and the Company in this area, any shareholder desiring to propose such an action is advised to consult with his or her legal counsel with respect to such rights. The Company recommends that any such proposal be submitted by certified mail, return-receipt requested.

Discretionary Proxy Voting Authority/ Untimely Stockholder Proposals

      Rule 14a-4(c) promulgated under the Securities and Exchange Act of 1934, as amended, governs the Company’s use of its discretionary proxy voting authority with respect to a shareholder proposal that the shareholder has not sought to include in the Company’s proxy statement. The rule provides that if a proponent of a proposal fails to notify the Company of the proposal at least 45 days before the date of mailing of the prior year’s proxy statement, then the management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter required in the proxy statement. With respect to the Company’s 2005 annual shareholder meeting, if the Company is not provided notice of a shareholder proposal, which the shareholder has not previously sought to include in the Company’s proxy statement, by June 28, 2005, management proxies will be allowed to use their discretionary authority as indicated above.

By Order of the Board of Directors

NEIL I. SELL, Secretary

EXHIBIT A

2000 EMPLOYEE STOCK PURCHASE PLAN

OF

NORSTAN, INC.
As Proposed to be Amended in September 2004

      1. Purpose. Norstan, Inc. (hereinafter referred to as the “Company”) proposes to grant to employees of the Company and of such subsidiaries as the Company’s Board of Directors (the “Board of Directors”) may designate from time to time the opportunity to purchase common stock of the Company. Such common stock shall be purchased pursuant to this Plan, which is the 2000 EMPLOYEE STOCK PURCHASE PLAN OF NORSTAN, INC. (hereinafter referred to as the “Plan”). The Plan is intended to encourage stock ownership by all employees of the Company, and to be incentive to them to remain in its employ, improve operations, increase profits and contribute more significantly to the Company’s success.

      2. Rules of Interpretation. The Company intends that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (“Section 423”), and shall be construed in a manner consistent with the requirements of Section 423, or any successor provision, and the regulations thereunder.

      3. Administration of the Plan. This Plan shall be administered by the Board of Directors of the Company; however, the Board of Directors may, from time to time, delegate its administrative or other duties under the Plan to an agent. The Board of Directors shall have full power and authority to construe, interpret and administer this Plan and to make determinations which shall be final, conclusive and binding upon all persons, including without limitations, the Company, its shareholders, and any employee participating in this Plan. The Board of Directors shall have the power to provide regulations for the administration of this Plan and to make any changes in such regulations as from time to time it deems necessary.

      4. Stock Subject to the Plan. A total of 2,300,000 shares of the common stock, par value $.10 per share, of the Company may be issued under this Plan, subject to adjustment as provided herein.

      5. Offerings. There will be four annual offerings of the Company’s common stock under the Plan each calendar year (the “Offering Period(s)”). In each calendar year, the first Offering Period will begin on January 1 and end on March 31, the second Offering Period will begin on April 1 and end on June 30, the third Offering Period will begin on July 1 and end on September 30, and the fourth Offering Period will begin on October 1 and end on December 31. The first day of each Offering Period shall be deemed the “Offering Commencement Date” and the last day the “Offering Termination Date” for such Offering Period.

      6. Eligibility. Any employee of the Company or its Subsidiaries who has attained the age of 18 and completed one month of employment is eligible to participate in this Plan. For purposes of this Plan, “Subsidiary” means any entity, at least 75 percent of the outstanding voting stock or voting power of which is beneficially owned, directly or indirectly, presently or in the future, by the Company.

      7. Participation. Any eligible employee may elect to participate in this Plan at any time during the continuance of this Plan by delivering to the Company an authorization for payroll deductions, executed by the participating employee (the “Participant”), in such form as may be prescribed by the Company from time to time (a “Subscription Agreement”). Such elections are to be effective the first day of the next pay period succeeding processing of the authorization form and will apply to the current Offering Period and any subsequent Offering Period until such election is changed or revoked by the Participant.

      An employee’s participation in this Plan is entirely voluntary. Each employee shall understand that there are risks involved in stock ownership and that the Company, its Subsidiaries and their officers and directors are making no recommendations to their employees regarding the purchase of shares of the Company, which is a personal decision for each employee.

      8. Employee Contributions. A Participant shall, by completing a Subscription Agreement, authorize payroll deductions in an amount specified by the Participant in said form. No payroll deduction shall be less than $10.00 per pay period, nor more, per pay period, than 10% of the gross pay of the Participant. Such authorization form shall be effective for the current Offering Period and all future Offering Periods until changed or revoked by the Participant. Subsequent to the completion of such authorization form, not more than one change in the authorized payroll deduction may be made by the Participant in each Offering Period. The effective date of any change in future payroll deductions will be the first day of the next pay period succeeding processing of the change form.

      Payroll deductions which are authorized by Participants who are paid compensation in foreign currency shall be used to purchase the maximum number of shares allowed pursuant to the Plan. Prior to each Offering Period’s purchase/exercise, the Participants’ functional currency payroll deductions will be converted to United States dollars based on the applicable exchange rate as of the Offering Termination Date.

      9. Number of Shares. On the Commencement Date of each Offering Period, each Participant shall be deemed to have been granted an option to purchase a maximum number of shares of common stock equal to:

(i) that percentage of the Participant’s compensation which the Participant has elected to have withheld (but not in any case in excess of 10%) multiplied by the Participant’s gross pay during the Offering Period then divided by the applicable Stock Price determined as provided in Section 10 below, or

(ii) the flat per pay period dollar amount which the Participant has elected to have withheld (but not in any case in excess of 10% of the Participant’s gross pay) multiplied by the number of pay periods during the Offering Period then divided by the applicable Stock Price determined as provided in Section 10 below.

      10. Stock Price. The option price of stock purchased with payroll deductions made during any Offering Period (the “Stock Price”) for a Participant therein shall be the lower of:

(i) 85 percent of the closing price of the stock on the Offering Commencement Date for such Offering Period or the nearest prior business day on which trading occurred on the NASDAQ National Market System, or

(ii) 85 percent of the closing price of the stock on the Offering Termination Date for such Offering Period or the nearest prior business day on which trading occurred on the NASDAQ National Market System.

      11. Limitations on Purchase. Anything herein to the contrary notwithstanding:

(i) no Participant shall have the right to purchase common stock nor be granted options to purchase common stock under the Plan and all other employee stock purchase plans of the Company, if any, at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) of fair market value of such stock (determined at the beginning of each calendar year) for each calendar year in which such option is outstanding at any time. The foregoing provision shall be interpreted so as to comply with Section 423(b)(8).

(ii) No Participant shall be granted an option if, immediately after the grant, such Participant would own stock and/or hold outstanding options to purchase stock possessing 5 percent or more of the total combined voting power or value of all classes of stock of the Company. For purposes of determining stock ownership under this subparagraph (iii), the rules of Section 424(d) of the Internal Revenue Code, or any successor provision, shall apply.

(iii) The Board of Directors may, in its discretion, limit the number of shares available for the Plan during any Offering Period, as it deems appropriate.

      12. Exercise of Option/ Stock Purchase. Provided that a Participant has been continuously employed by the Company or its Subsidiaries through the end of a given Offering Period, then the Participant’s option for the purchase of stock granted during such Offering Period will be deemed to have been exercised automatically on the applicable Offering Termination Date for the purchase of the number of shares, including fractional shares, of common stock which the accumulated payroll deductions the Participant has made during the Offering Period will purchase at the applicable Stock Price (but not in excess of the number of shares for which outstanding options have been granted to the Participant pursuant to Section 9 and/or in excess of any limits set forth in Section 11).

      Shares purchased under the Plan will come from the Company’s authorized but unissued shares of common stock.

      13. Delivery of Stock. As promptly as practicable after the Offering Termination Date of each Offering Period, the Company will deliver to each Participant in such Offering Period, as appropriate, the shares of common stock purchased therein upon exercise of such Participant’s option. The Company may determine, in its discretion, the manner of delivery of shares of common stock purchased under the Plan, which may be by electronic account entry into new or existing accounts, delivery of stock certificates or such other means as the Company, in its discretion, deems appropriate.

      14. Stock Transfer Restrictions. The Plan is intended to satisfy the requirements of Section 423 of the IRS Code. A Participant will not obtain the benefits of this provision if such Participant disposes of shares of common stock acquired each Offering Period pursuant to the Plan within two (2) years from the Offering Commencement Date of the applicable Offering Period or within one (1) year from the date such common stock is purchased by the Participant, the Offering Termination Date, whichever is later.

      15. Refund of Employee Contributions. At any time prior to the Offering Termination Date of an Offering Period, all amounts contributed hereunder by a Participant by authorized payroll deductions during the applicable Offering Period shall be refunded, without interest, to the Participant at his or her request. If a Participant causes his or her contributions for any Offering Period to be refunded, payroll deductions shall not resume in any succeeding Offering Period until the Participant delivers to the Company a new Subscription Agreement.

      If the Board of Directors of the Company suspends or terminates this Plan as hereinafter provided, it shall cause all amounts deducted hereunder from the Participants’ gross pay during the Offering Period in which such suspension or termination occurs to be refunded, without interest, to the Participants.

      16. Termination of Employment. If a Participant’s employment with the Company or its Subsidiaries is terminated for any reason, or upon the death of the Participant, all amounts deducted under this Plan from the Participant’s gross pay during the Offering Period in which such termination or death occurs shall be refunded, without interest, to the Participant.

      17. Assignment. The interest of a Participant hereunder with respect to any options/ shares is not subject to the claims of creditors, or to assignment or transfer other than by will or the laws of descent and distribution.

      18. Dilution or Other Adjustments, Dividends. In the event of any change in the capital structure of the Company, including but not limited to a change resulting from a stock dividend or split-up, or combination or reclassification of shares, the Board of Directors shall make such adjustments with respect to the shares subject to this Plan, or any provision of this Plan, as it deems equitable to prevent dilution or enlargement of the interests of Participants in this Plan.

      19. Merger, Consolidation, Reorganization, Liquidation. If the Company or any of its Subsidiaries shall become a party to any corporate merger, consolidation, major acquisition of property for stock, reorganization, liquidation, or similar transaction, the Board of Directors shall have the power to make such arrangements as it deems necessary, which may include termination of this Plan, with respect to the amounts deducted hereunder from the Participants’ gross pay, and such arrangements shall be binding upon all persons, including without limitation, the Company, its shareholders, and any Participant in this Plan.

      20. Amendment and Termination. The Board of Directors shall have the right at any time during the continuance of this Plan to amend, modify, supplement, suspend or terminate this Plan, provided that in the absence of the approval of the holders of a majority of the shares of common stock present in person or by proxy at a duly constituted meeting of shareholders of the Company, no such amendment, modification or supplement shall (i) increase the aggregate number of shares which may be issued under this Plan, unless such increase is by reason of any change in capital structure referred to in Section 18 hereof or (ii) materially modify the requirements of plan eligibility.

      21. Securities Laws. The issuance of shares of common stock pursuant to this Plan shall be subject to all applicable laws, rules and regulations; shares shall not be issued hereunder except upon approval of appropriate governmental agencies or stock exchanges as may be required.

      22. Reports. The Company shall make available to each Participant under this Plan a copy of the Company’s Annual Report to Shareholders each year during the continuance of this Plan.

      23. Miscellaneous.

      (i) A prospectus covering the shares offered under this Plan shall be made available to each employee who is eligible to participate herein.

      (ii) Each employee who becomes a Participant in this Plan shall be deemed to have accepted all the terms and conditions contained in this Plan, and shall be fully bound thereby.

      (iii) This Plan shall be subject to changes, if any, which may be ordered by the United States Securities and Exchange Commission or the appropriate regulatory authorities in any states in which this Plan is registered or filed.

      (iv) This Plan shall be construed according to the laws of the state of Minnesota.

      24. Compliance with Section 16(b). In the case of Participants who are or may be subject to Section 16 of the Securities and Exchange Act of 1934 (the “Act”), it is the intent of the Company that the Plan and any award granted hereunder satisfy and be interpreted in a manner that satisfies the applicable requirements of Rule 16(b)-3, so that such persons will be entitled to the benefits of Rule 16(b)-3 or other exemptive rules under Section 16 of the Act and will not be subjected to liability thereunder. If any provision of the Plan or any award would otherwise conflict with the intent expressed herein, that provision, to the extent possible, shall be interpreted and deemed so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provision or award shall be deemed void as applicable to Participants who are or may be subject to Section 16 of the Act.

FORM OF PROXY CARD

NORSTAN, INC.
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

September 15, 2004

The undersigned, a shareholder of Norstan, Inc. (the “Company”), hereby appoints Paul Baszucki and Scott G. Christian, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares which the undersigned is entitled to vote at the Company’s 2004 annual meeting of shareholders to be held at the Minneapolis Marriott Southwest, 5801 Opus Parkway, Minnetonka, Minnesota, on Wednesday, September 15, 2004 at 2:00 p.m. local time, and at any adjournments thereof, upon the following matters:

1.	Proposal to elect seven directors to serve one-year terms ending in 2005:

	[ ] FOR all nominees below	[ ] WITHHOLD AUTHORITY
(except as marked to the contrary below)

Director-nominees are: Paul Baszucki, Scott G. Christian, Jagdish N. Sheth, John Eickhoff, Mercedes Walton, James E. Ousley and Frank Russomanno.

Instruction: To withhold authority to vote for any individual, write that name in the space below:

2.	Proposal to increase the number of shares of capital stock authorized for issuance under the Company’s 2000 Employee Stock Purchase Plan from 1,800,000 to an aggregate of 2,300,000:

	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

3.	Proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2005:

	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1-3.

(Continued on reverse side)

(Continued from other side)

In their discretion, the proxies named herein are authorized to vote upon such other business as may properly come before the annual meeting.

The undersigned hereby revokes all previous proxy appointments and proxies relating to shares covered hereby and acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement relating to the Company’s 2004 annual meeting of shareholders.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. When properly executed, this proxy will be voted on the proposals set forth herein as directed by the shareholder, but if no direction is made in the space provided this proxy will be voted FOR all proposals set forth herein.

Dated:	, 2004

x

x

Note: Shareholder must sign exactly as the name appears at left. When signed as a corporate officer, executor, administrator, trustee, guardian or similar, please indicate full title as such. In case of joint tenancy, both joint tenants must sign.